Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO GROUP HOLDINGS N.V. ANNOUNCES THIRD QUARTER 2022 RESULTS

Operational Performance Driven by Balanced Growth Across Geographies
and Supported by Robust Activity in Key International and Offshore Markets

Achieved $62 million of Cost Synergies in First Year Post-Transaction Close, Exceeding Target by 13%

HOUSTON - November 3, 2022 - Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three and nine months ended September 30, 2022.

Third Quarter 2022 Highlights

•	Revenue was $334 million compared to revenue of $314 million in the second quarter of 2022, an increase of $20 million, or 7%, driven by higher activity across all of Expro’s segments, most notably in Europe and Sub-Saharan Africa (ESSA).
•	Net loss for the third quarter of 2022 was $18 million, or $0.16 per diluted share, compared to a net loss of $4 million, or $0.04 per diluted share, for the second quarter of 2022. Adjusted net loss[1] for the third quarter of 2022 was $8 million, or $0.07 per diluted share, compared to adjusted net income for the second quarter of 2022 of $3 million, or $0.02 per diluted share. Results for the third quarter of 2022 and second quarter of 2022 include foreign exchange losses of $8 million and $5 million, respectively, or $0.07 and $0.05 per diluted share, respectively.
•	Adjusted EBITDA[1] was $48 million, a sequential decrease of $3 million, or 6%, primarily attributable to higher start-up and commissioning costs incurred on a large subsea project in APAC during the three months ended September 30, 2022, partially offset by a more favorable product mix and lower support costs as a result of merger related synergies. Adjusted EBITDA margin[1] for the third quarter of 2022 and second quarter of 2022 was 14% and 16%, respectively. Excluding $17 million of start-up and commissioning costs on the above referenced subsea project that were recognized during the third quarter of 2022, Adjusted EBITDA would have been $65 million, and Adjusted EBITDA margin would have been 19%.
•	Net cash used in operating activities for the third quarter of 2022 was $1 million compared to net cash provided by operating activities of $2 million for the second quarter of 2022, primarily driven by dividend receipts of $3 million in the second quarter of 2022 that did not recur during the current quarter. Adjusted cash flow from operations[1] for the third quarter of 2022 was $8 million compared to $10 million for the second quarter of 2022. Net cash used in operating activities and Adjusted cash flow from operations for the three and nine months ended September 30, 2022 include increases in working capital of $29 million and $99 million, respectively, which is expected to reverse beginning in the fourth quarter of 2022 and into 2023.

Michael Jardon, Chief Executive Officer, noted, “Expro’s strong operational performance across our businesses demonstrates that our balanced portfolio, well-established partnerships, and unique blend of expertise and technology, continue to deliver value to customers across the life of their wells. We continue to capitalize on new business opportunities in the third quarter, winning contracts and successfully entering new markets, based on the strength of our relationships and our reputation for delivering extraordinary performance.

“Our solid performance in the quarter reflects balanced growth across our geographies. We sustained the recently strong performance in NLA and also delivered strong performance in ESSA and MENA as our teams capitalized on accelerated activity and continued to expand relationships with key customers. Despite transitory margin pressure in APAC, we remain confident that Expro is well-positioned to capitalize on a growth cycle that should be multi-year in duration, global in scope, span all phases of oil and gas development, and include all operating environments. We are also expanding our partnerships beyond oil and gas and demonstrating that our tried-and-tested technologies and depth of expertise can be utilized in emerging new energy segments, such as geothermal, where we are already supporting sustainable energy solutions.

“As we outlined in our inaugural Environmental, Social and Governance report earlier this year, we are committed to addressing Expro’s and our industry’s effects on the planet, and this includes working with customers around the world to develop and implement the right solutions. Technology is a critical component of advancing sustainable energy solutions, and our team has made significant progress introducing innovative solutions to meet customers’ challenges. This includes advances in fully autonomous tubular running, a suite of digitally intelligent well construction solutions and integrated services in support of the geothermal market are key examples that focus on supporting customers’ lower carbon objectives.

1.     A non-GAAP measure.

“The end of the third quarter also marked the end of our first year since the Expro and Frank’s transaction closed, and I am pleased with how our employees around the world have come together to support each other and our customers as a combined company. We have made excellent progress on our synergy capture efforts as we delivered more than $60 million in cost savings, exceeding our first-year targets of $55 million in costs savings by more than 10%. Importantly, we have achieved our initial goal of driving overall support costs to 20% of consolidated revenue and we remain on track to deliver on our medium-term target of $70 million in cost savings and total synergies of $80 to $100 million in the first 24 to 36 months post close. We also expect to continue to capture new opportunities for margin expansion as we strengthen our global operating model and drive efficiencies through our organization.

“Looking ahead, we are well positioned in markets that benefit from strong industry fundamentals. Despite the uncertain broader macro-economic environment, we are experiencing an upswing in global activity driven by increasing demand, coupled with the industry’s growing recognition that sustained investments are needed to stabilize energy production over the long term. Given our strong presence in key international and offshore markets where activity is accelerating, and our leading portfolio of offshore solutions, Expro is poised to benefit from industry-wide tailwinds. In particular, we expect significant growth in our well construction business as offshore activity continues to ramp up in the fourth quarter and into 2023.

“As recognized global well experts and a trusted industry partner, Expro continues to compete and win on a worldwide basis. We remain on track to deliver run-rate quarterly revenue of $325 - $350 million in the fourth quarter with EBITDA margins of approximately 20%. In due course, improved profitability will drive strong cash flow generation as we capitalize on tailwinds in our industry and the strong demand for our innovative, sustainable solutions.”

Notable Awards and Achievements

One of the most important organizations that evaluates companies’ ESG programs upgraded Expro’s sustainability rating two full levels from below average to an A (above average). Expro achieved this outstanding milestone less than a year following the merger and the expansion of our company.

Expro won the Best Health, Safety, Environment/Sustainable Development Offshore award for its CENTRI-FI™ technology at the 2022 World Oil Awards in October. The CENTRI-FI™ Consolidated Control Console is one element of a suite of digitally intelligent well construction solutions that are intended to address today’s and tomorrow’s energy challenges. In particular, CENTRI-FI™ allows the tong makeup, elevator and slips function, and a single joint elevator to be precisely controlled and operated via wireless control tablet by a single operator.

Expro’s iTONG™ system, which advances fully autonomous tubular running, successfully completed field trials for an important customer in the North Sea, taking part in 22 jobs, resulting in more than 1,600 connections being made. This digital technology is designed to enhance operations and reduce personnel on the rig floor, resulting in improved safety and efficiency, with lower operational costs.

Expro was awarded Tubing Conveyed Perforating (“TCP”) work to support the energy transition on a 10-well campaign across three geothermal projects in the Netherlands. This campaign will provide geothermal district heat to the community and marks the first such TCP project in the country. Expro delivered an excellent technical solution to the client, underlining the Expro team’s expertise, experience, and tried-and-tested technologies in support of the geothermal market.

Expro has also been awarded a geothermal contract in Indonesia for a 12-well, 24-month contract for pipe recovery in a hostile environment. This was a significant new business win for the Indonesia team and based on the Expro team’s excellent service quality. These wins, combined with the strengthening of the Company’s Portfolio Advancement leadership team, positions Expro well to capitalize on new geothermal market opportunities.

Expro has successfully completed an 18-well plug and abandonment operation in Australia, building on the Company’s established subsea well access experience and track record, to assist its customer in solving unique abandonment challenges. Expro’s industry-leading subsea well access technology provides clients with a safe and environmentally secure operating system for the commissioning and decommissioning of subsea wells.

Expro’s ability to meet client’s exacting needs for mercury removal led to the award of a significant contract in North Africa. The client approached Expro to design a mercury removal system to tackle a higher-than-expected concentration of mercury. Expro’s solution was an ideal technical fit to tackle the challenges, and our fast mobilization time was key to securing this three-year award.

Finally, a major International Oil Company (IOC) recently awarded Expro a contract to construct, operate and maintain a fast-track, onshore facility in West Africa in order to increase its liquified natural gas (LNG) production from the area. Upon completion, the facility will facilitate incremental gas production (and feedstock for low-carbon electricity generation) targeting the continental Europe market that is increasingly focused on security of supply and energy security issues. The contract has potential to generate in excess of $300 million in revenue over a contract term of up to 10 years.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2022 to the results for the second quarter of 2022.

North and Latin America (NLA)

NLA revenue totaled $135 million for the three months ended September 30, 2022, an increase of $5 million, or 4%, compared to $130 million for the three months ended June 30, 2022. The increase was primarily due to higher well construction product sales and services revenue in the U.S. and Mexico, and higher well flow management services revenue in Canada, partially offset by lower well flow management revenue in the U.S. and lower well construction revenue in Guyana.

NLA Segment EBITDA was $40 million, or 30% of segment revenue, during the three months ended September 30, 2022, compared to $39 million, or 30% of segment revenue, during the three months ended June 30, 2022. The increase of $1 million was attributable to higher activity during the three months ended September 30, 2022.

Europe and Sub-Saharan Africa (ESSA)

ESSA revenue totaled $100 million for the three months ended September 30, 2022 compared to $90 million for the prior quarter, an increase of $10 million. The sequential increase of 11% was primarily driven by higher subsea well access revenue in Azerbaijan and Angola and higher well flow management revenue in the United Kingdom and Nigeria due to increased customer activities. The increase in revenues was partially offset by lower subsea well access revenue in the United Kingdom.

ESSA Segment EBITDA during the three months ended September 30, 2022 was $18 million, or 18% of segment revenue, compared to $15 million, or 17% of segment revenue, in the prior quarter. The increase of $3 million was primarily attributable to higher activity levels and a more favorable activity mix during the three months ended September 30, 2022.

Middle East and North Africa (MENA)

MENA revenue totaled $50 million for the three months ended September 30, 2022 compared to $45 million for the three months ended June 30, 2022. The sequential increase in revenue of $5 million, or 11%, was primarily driven by higher well flow management revenue in Saudi Arabia and Algeria.

MENA Segment EBITDA for the three months ended September 30, 2022 was $15 million, or 29% of segment revenue, compared to $14 million, or 30% of segment revenue, in the prior quarter. The increase in Segment EBITDA was primarily due to higher activity during the three months ended September 30, 2022.

Asia Pacific (APAC)

APAC revenue for the three months ended September 30, 2022 totaled $50 million compared to $48 million in the prior quarter, an increase of $2 million. The 4% increase in revenue was primarily due to higher subsea well access revenue in Australia, China and Indonesia and higher well construction revenue in Japan. The increase in revenue was partially offset by lower equipment sales related to well flow management services in Malaysia.

APAC Segment EBITDA for the three months ended September 30, 2022 totaled $(9) million, or (17)% of segment revenue, compared to $4 million, or 9% of segment revenue, in the prior quarter. The reduction in Segment EBITDA despite the increase in revenues was primarily due to higher start-up and commissioning costs on a large subsea project that were incurred during the quarter as well as lower activity on higher margin contracts. Excluding $17 million and $4 million, respectively, of the above-mentioned start-up and commissioning costs during the three months ended September 30, 2022, and June 30, 2022, Segment EBITDA was $8 million and $8 million, respectively, and Segment EBITDA margin was 16% and 17%, respectively.

Other Financial Information

On March 10, 2021, Frank’s International N.V. (“Frank’s”) and New Eagle Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Frank’s (“Merger Sub”), entered into an Agreement and Plan of Merger with Expro Group Holdings International Limited (“Legacy Expro”), an exempted company limited by shares incorporated under the laws of the Cayman Islands, providing for the merger of Legacy Expro with and into Merger Sub in an all-stock transaction, with Merger Sub surviving the merger as a direct, wholly owned subsidiary of Frank’s (the “Merger”). The Merger closed on October 1, 2021, and Frank's was renamed to Expro Group Holdings N.V.

The Company’s capital expenditures totaled $19 million in the third quarter of 2022. Expro plans for capital expenditures in the range of approximately $30 million to $40 million for the fourth quarter of 2022.

As of September 30, 2022, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $157 million. The Company had no outstanding debt as of September 30, 2022 and has no outstanding debt today. The Company’s total liquidity as of September 30, 2022 was $287 million. Total liquidity includes $130 million available for drawdowns as loans under the Company’s revolving credit facility entered into in connection with the Merger.

Expro established a non-cash reserve of $8 million in the third quarter related to its ongoing discussions with the U.S. Securities and Exchange Commission (“SEC”) regarding actions of certain legacy Frank’s subsidiaries that included possible legacy violations of the U.S. Foreign Corrupt Practices Act that occurred prior to the Expro-Frank’s merger in 2021. There can be no assurance as to the timing or the terms of any final resolution, or that a settlement will be reached.

Expro’s provision for income taxes for the third quarter of 2022 was $15 million compared to $10 million in the prior quarter. The sequential change in income taxes was primarily due to changes in the mix of taxable profits between jurisdictions, in particular increased taxable profits in Latin America and Sub-Saharan Africa, and an increase in withholding taxes in various jurisdictions. The Company’s effective tax rate on a U.S. generally accepted accounting principles (“GAAP”) basis for the three and nine months ended September 30, 2022 also reflects liability for taxes in certain jurisdictions that tax on an other than pre-tax profits basis, including so-called “deemed profits” regimes.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss third quarter 2022 results on Thursday, November 3, 2022, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S.: +1 (844) 200-6205

International: +1 (929) 526-1599

Access ID: 181589

To listen via live webcast, please visit the Investor section of www.expro.com.

The third quarter 2022 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of approximately 12 months.

To access the audio replay telephonically:

Dial-In: U.S. +1 (929) 458-6194 or +44 (204) 525-0658

Access ID: 382360

Start Date: November 3, 2022, 1:00 p.m. CT

End Date: November 10, 2022, 11:00 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company believes to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, Expro has approximately 7,200 employees and provides services and solutions to leading energy companies in both onshore and offshore environments in approximately 60 countries.

For more information, please visit: www.expro.com and connect with Expro on Twitter @ExproGroup and LinkedIn @Expro.

Contact:

Karen David-Green - Chief Communications, Stakeholder & Sustainability Officer

+1 281 994 1056

InvestorRelations@expro.com

MediaRelations@expro.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, operating results and environmental, social and governance goals, targets and initiatives. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the outcome and results of the integration process associated with the Merger, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, such as COVID-19 and any variants thereof, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, the timing, pace and extent of an economic recovery in the United States and elsewhere, inflationary pressures, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net loss adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other income, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization expense, and general and administrative expense, excluding depreciation and amortization expense, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses. Adjusted cash flow from operations is defined as net cash (used in) provided by operating activities adjusted for cash paid during the period for interest, net, severance and other expense and merger and integration expense. Cash conversion is defined as Adjusted cash flow from operations divided by Adjusted EBITDA, expressed as a percentage.

The Company defines adjusted net income (loss) as net loss before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net loss per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

Total revenue	$334,351	$313,624	$197,547	$928,452	$530,093
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(283,695)	(256,583)	(164,004)	(779,808)	(448,792)
General and administrative expense, excluding depreciation and amortization expense	(18,593)	(17,840)	(6,100)	(47,943)	(18,936)
Depreciation and amortization expense	(34,825)	(35,392)	(25,605)	(105,229)	(79,754)
Merger and integration expense	(1,629)	(2,270)	(9,617)	(8,624)	(19,143)
Severance and other expense	(3,242)	(678)	(3,905)	(5,414)	(6,097)
Total operating cost and expenses	(341,984)	(312,763)	(209,231)	(947,018)	(572,722)
Operating (loss) income	(7,633)	861	(11,684)	(18,566)	(42,629)
Other income, net	432	244	685	1,672	1,311
Interest and finance income (expense), net	1,502	1,712	678	3,227	(2,553)
(Loss) income before taxes and equity in income of joint ventures	(5,699)	2,817	(10,321)	(13,667)	(43,871)
Equity in income of joint ventures	3,510	2,429	3,459	10,141	11,508
(Loss) income before income taxes	(2,189)	5,246	(6,862)	(3,526)	(32,363)
Income tax expense	(15,405)	(9,596)	(5,051)	(29,550)	(8,323)
Net loss	$(17,594)	$(4,350)	$(11,913)	$(33,076)	$(40,686)

Loss per common share:
Basic and diluted	$(0.16)	$(0.04)	$(0.17)	$(0.30)	$(0.57)
Weighted average common shares outstanding:
Basic and diluted	108,708,651	109,582,086	70,889,753	109,183,863	70,889,753

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$153,686	$235,390
Restricted cash	3,028	4,457
Accounts receivable, net	421,405	319,286
Inventories	135,725	125,116
Assets held for sale	-	6,386
Income tax receivables	24,264	20,561
Other current assets	52,498	52,938
Total current assets	790,606	764,134

Property, plant and equipment, net	448,555	478,580
Investments in joint ventures	64,745	57,604
Intangible assets, net	236,363	253,053
Goodwill	220,980	179,903
Operating lease right-of-use assets	75,678	83,372
Non-current accounts receivable, net	10,195	11,531
Other non-current assets	7,164	26,461
Total assets	$1,854,286	$1,854,638

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$240,280	$213,152
Income tax liabilities	41,170	22,999
Finance lease liabilities	1,006	1,147
Operating lease liabilities	18,155	19,695
Other current liabilities	81,478	74,213
Total current liabilities	382,089	331,206

Deferred tax liabilities, net	28,574	31,744
Post-retirement benefits	19,813	29,120
Non-current finance lease liabilities	13,258	15,772
Non-current operating lease liabilities	61,969	73,688
Other non-current liabilities	86,449	75,537
Total liabilities	592,152	557,067

Total stockholders’ equity	1,262,134	1,297,571
Total liabilities and stockholders’ equity	$1,854,286	$1,854,638

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(33,076)	$(40,686)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	105,229	79,754
Equity in income of joint ventures	(10,141)	(11,508)
Stock-based compensation expense	14,932	-
Changes in fair value of investments	1,199	-
Elimination of unrealized profit on sales to joint ventures	-	118
Deferred taxes	(3,171)	278
Unrealized foreign exchange	6,544	1,331
Changes in assets and liabilities:
Accounts receivable, net	(105,814)	(38,138)
Inventories	(8,044)	(498)
Other assets	(1,289)	3,260
Accounts payable and accrued liabilities	18,792	24,793
Other liabilities	(2,154)	(7,084)
Income taxes, net	11,884	(3,888)
Other	(10,650)	(8,202)
Dividends from joint ventures	2,985	924
Net cash (used in) provided by operating activities	(12,774)	454

Cash flows from investing activities:
Capital expenditures	(50,606)	(53,463)
Acquisition of technology	(7,967)	-
Proceeds from disposal of assets	6,579	-
Proceeds from sale / maturity of investments	11,386	-
Net cash used in investing activities	(40,608)	(53,463)

Cash flows from financing activities:
(Cash pledged for) release of collateral deposits	(131)	122
Payments of loan issuance and other transaction costs	(132)	(452)
Common stock repurchased	(12,996)	-
Payment of withholding taxes on stock-based compensation plans	(4,145)	-
Repayment of financed insurance premium	(5,074)	-
Repayments of finance leases	(855)	(871)
Net cash used in financing activities	(23,333)	(1,201)

Effect of exchange rate changes on cash and cash equivalents	(6,418)	(627)
Net decrease to cash and cash equivalents and restricted cash	(83,133)	(54,837)
Cash and cash equivalents and restricted cash at beginning of period	239,847	120,709
Cash and cash equivalents and restricted cash at end of period	$156,714	$65,872

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$20,529	$11,933
Cash paid for interest, net	2,890	3,016
Change in accounts payable and accrued expenses related to capital expenditures	2,508	5,699

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2022		2022		2021		2022		2021
NLA	$134,574	40%	$129,694	41%	$31,769	16%	$368,129	40%	$92,762	17%
ESSA	99,809	30%	90,118	29%	87,428	44%	271,998	29%	206,235	39%
MENA	50,030	15%	45,363	14%	38,032	19%	146,108	16%	121,672	23%
APAC	49,938	15%	48,449	16%	40,318	20%	142,217	15%	109,424	21%
Total	$334,351	100%	$313,624	100%	$197,547	100%	$928,452	100%	$530,093	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2022		2022		2021		2022		2021
NLA	$39,743	30%	$38,513	30%	$5,309	17%	$100,083	27%	$11,092	12%
ESSA	17,760	18%	14,868	16%	17,796	20%	44,502	16%	33,477	16%
MENA	14,667	29%	13,750	30%	11,099	29%	43,882	30%	40,236	33%
APAC (5)	(8,617)	(17)%	4,356	9%	7,755	19%	1,177	1%	21,238	19%
	63,553		71,487		41,959		189,644		106,043
Corporate costs (4)	(18,849)		(22,812)		(14,065)		(63,626)		(42,167)
Equity in income of joint ventures	3,510		2,429		3,459		10,141		11,508
Adjusted EBITDA	$48,214	14%	$51,104	16%	$31,353	16%	$136,159	15%	$75,384	14%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

(5)	APAC Segment EBITDA, excluding $16.8 million and $4.1 million, respectively, of start-up and commissioning costs on a large subsea project during the three months ended September 30, 2022 and June 30, 2022, would have been $8.1 million and $8.4 million, respectively, and APAC Segment EBITDA margin would have been 16.3% and 17.4%, respectively. APAC Segment EBITDA, excluding $22.9 million of such start-up and commissioning costs during the nine months ended September 30, 2022, would have been $24.1 million and APAC Segment EBITDA margin would have been 17.0%.

EXPRO GROUP HOLDINGS N.V.
REVENUE BY AREAS OF CAPABILITIES
(In thousands)
(Unaudited)

	Three Months Ended						Nine Months Ended
	September 30,		June 30,		September 30,		September 30,		September 30,
	2022		2022		2021		2022		2021
Well construction	$129,455	39%	$121,794	39%	$-	0%	$362,684	39%	$-	0%
Well management (1)	204,896	61%	191,830	61%	197,547	100%	565,768	61%	530,093	100%
Total	$334,351	100%	$313,624	100%	$197,547	100%	$928,452	100%	$530,093	100%

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS
(In thousands)
(Unaudited)

Contribution(1) and Contribution Margin(2):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

Total revenue	$334,351	$313,624	$197,547	$928,452	$530,093

Cost of revenue, excluding depreciation and amortization expense	(283,695)	(256,583)	(164,004)	(779,808)	(448,792)
Indirect costs (included in cost of revenue)	58,097	59,859	35,466	178,522	107,131
Stock-based compensation expense	2,383	1,969	-	6,192	-
Direct costs (excluding depreciation and amortization expense) (3)	(223,215)	(194,755)	(128,538)	(595,094)	(341,661)
Contribution (5)	$111,136	$118,869	$69,009	$333,358	$188,432

Contribution margin (5)	33%	38%	35%	36%	36%

Support Costs(4):

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

Cost of revenue, excluding depreciation and amortization expense	$283,695	$256,583	$164,004	$779,808	$448,792
Direct costs (excluding depreciation and amortization expense)	(223,215)	(194,755)	(128,538)	(595,094)	(341,661)
Stock-based compensation expense	(2,383)	(1,969)	-	(6,192)	-
Indirect costs (included in cost of revenue)	58,097	59,859	35,466	178,522	107,131
General and administrative expense (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	8,321	10,187	5,818	28,697	17,552
Total support costs	$66,418	$70,046	$41,284	$207,219	$124,683

Total support costs as a percentage of revenue	20%	22%	21%	22%	24%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs attributable to support the activities of the operating segments, research and engineering expenses and product line management costs included in Cost of revenue, excluding depreciation and amortization expense, and General and administrative expenses representing costs of running our corporate head office and other central functions including logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

(5)	Contribution, excluding $16.8 million and $4.1 million, respectively, of start-up and commissioning costs on a large subsea project during the three months ended September 30, 2022 and June 30, 2022, would have been $127.9 million and $122.9 million, respectively, and Contribution margin would have been 38.3% and 39.2%, respectively. Contribution, excluding $22.9 million of such start-up and commissioning costs during the nine months ended September 30, 2022, would have been $356.3 million and Contribution margin would have been 38.4%.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

Total revenue	$334,351	$313,624	$197,547	$928,452	$530,093

Net loss	$(17,594)	$(4,350)	$(11,913)	$(33,076)	$(40,686)

Income tax expense	15,405	9,596	5,051	29,550	8,323
Depreciation and amortization expense	34,825	35,392	25,605	105,229	79,754
Merger and integration expense	1,629	2,270	9,617	8,624	19,143
Severance and other expense	3,242	678	3,905	5,414	6,097
Other income, net	(432)	(244)	(685)	(1,672)	(1,311)
Stock-based compensation expense	4,684	4,230	-	14,932	-
Foreign exchange loss	7,957	5,244	451	10,385	1,511
Interest and finance (income) expense, net	(1,502)	(1,712)	(678)	(3,227)	2,553
Adjusted EBITDA (1)	$48,214	$51,104	$31,353	$136,159	$75,384

Adjusted EBITDA margin (1)	14%	16%	16%	15%	14%

(1)	Excluding $16.8 million and $4.1 million, respectively, of start-up and commissioning costs on a large subsea project during the three months ended September 30, 2022 and June 30, 2022, Adjusted EBITDA would have been$65.0 million and $55.2 million, respectively, and Adjusted EBITDA margin would have been 19.4% and 17.6%, respectively. Excluding $22.9 million of such start-up and commissioning costs during the nine months ended September 30, 2022, Adjusted EBITDA would have been $159.1 million and Adjusted EBITDA margin would have been 17.1%.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted Cash Flow from Operations Reconciliation:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

Net cash provided by (used in) operating activities	$(667)	$2,055	$(1,941)	$(12,774)	$454
Cash paid for interest, net	891	1,096	1,019	2,890	3,016
Cash paid for merger and integration expense	5,525	5,837	8,353	22,994	14,531
Cash paid for severance and other expense	2,501	565	4,022	3,273	6,216
Adjusted Cash Flow from Operations	$8,250	$9,553	$11,453	$16,383	$24,217

Adjusted EBITDA	$48,214	$51,104	$31,353	$136,159	$75,384

Cash conversion (1)	17%	19%	37%	12%	32%

(1)	Expro defines Cash Conversion as Adjusted Cash Flow from Operations divided by Adjusted EBITDA, expressed as a percentage.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021

Net loss	$(17,594)	$(4,350)	$(11,913)	$(33,076)	$(40,686)
Adjustments:
Merger and integration expense	1,629	2,270	9,617	8,624	19,143
Severance and other expense	3,242	678	3,905	5,414	6,097
Stock-based compensation expense	4,684	4,230	-	14,932	-
Total adjustments, before taxes	9,555	7,178	13,522	28,970	25,240
Tax benefit	(21)	(109)	(1)	(454)	(46)
Total adjustments, net of taxes	9,534	7,069	13,521	28,516	25,194
Adjusted net (loss) income	$(8,060)	$2,719	$1,608	$(4,560)	$(15,492)

As reported diluted weighted average common shares outstanding	108,708,651	109,582,086	70,889,753	109,183,863	70,889,753

As reported net loss per diluted share	$(0.16)	$(0.04)	$(0.17)	$(0.30)	$(0.57)
Adjusted net income (loss) per diluted share	$(0.07)	$0.02	$0.02	$(0.04)	$(0.22)